Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

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CONVEYANCE OF OVERRIDING ROYALTY INTEREST

This Conveyance of Overriding Royalty Interest (this “Conveyance”) is made effective as of 7:00 A.M. Mountain Time on September 9, 2025 (the “Effective Time”), from LH Operating, LLC, a Texas limited liability company, with offices at 3730 Kirby Drive, Suite 180, Houston, Texas 77098 (“Grantor”), in favor of [***] (“Grantee”). This Conveyance is made in conjunction with that certain Agreement Regarding Overriding Royalty Interest dated effective as of the Effective Time, by and between Grantor and Grantee (the “Override Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Override Agreement.

For and in consideration of Ten and NO/100 Dollars ($10.00) and other good and valuable consideration to Grantor in hand paid by Grantee, the receipt and sufficiency of which are hereby acknowledged by Grantor, Grantor hereby GRANTS, BARGAINS, SELLS, CONVEYS, ASSIGNS, TRANSFERS, SETS OVER, and DELIVERS unto Grantee and its successors and assigns, effective as of the Effective Time, subject to the terms hereof, an overriding royalty interest in and to the Subject Interests, the Subject Hydrocarbons, and the Subject Wells equal to the Specified Percentage of all Subject Hydrocarbons produced from and after the Effective Time, together with all and singular the rights and appurtenances thereto in anywise belonging, subject to proportionate reduction as provided below (the “ORR Interest”); provided, however,

(a) if the Subject Interests include less than the entirety of the working interest in any Hydrocarbon lease (a “Lease”) or portion thereof, or should any such Lease not cover the entirety of the fee mineral estate in the lands described therein, the associated portion of the ORR Interest shall be proportionately reduced from the gross fifteen percent (15%) of all Hydrocarbons produced and saved from the lands subject to such Lease in accordance with the ratio that the net interest of Grantor in the Lease bears to the entire working interest therein or the net interest in the fee mineral estate in the lands covered by the Lease bears to the entire fee mineral estate therein; and

(b) this overriding royalty attaches to renewals, extensions, and top leases only to the extent covering the same lands within the Subject Interests and the same depths actually burdened, and then only in proportion to the interest acquired by Grantor, with full proportionate reduction.

As used herein, the following definitions apply:

“Farmout Agreement” means that certain Joint Development, Leasehold Purchase, and Area of Mutual Interest Agreement dated September 9, 2025, between Grantor and Virtus Energy Assets, LLC.

“Recompleted” means the deepening, sidetracking, re-completion or perforation of any Subject Well listed on Exhibit B after the Effective Time that is completed by Virtus Energy Assets, LLC or its Affiliates pursuant to the terms of the Farmout Agreement as a well producing or capable of producing Subject Hydrocarbons from the San Andres Formation.

“San Andres Formation” means the stratigraphic equivalent of 3,314 feet to 4,811’ feet measured depth as seen in the spectral gamma ray log, run on June 27, 2010, by Halliburton in the NFE Federal No. 10 well, API 30-015-37360 located in Section 8, Township 17S Range 31E, N.M.P.M, Eddy County, New Mexico.

“Specified Percentage” means:

(a) fifteen percent (15%) as to all interests in the Subject Interests as to depths and formations that are from the surface of the earth to the top of and not included in the San Andres Formation;

(b) fifteen percent (15%) as to all interests in the Subject Wells that are spud or completed prior to the Effective Time, including, but not limited to any Subject Wells completed as to any portion of the San Andres Formation and any interests in any and all Subject Interests that are allocated to, or pooled, unitized or communitized with, the wellbore of such Subject Wells (such existing Subject Wells and interests, the “Existing Subject Wells”); and

(c) five percent (5%) as to any interests in the Subject Interests to the extent constituting depths and formations that are included within the San Andres Formation, SAVE and EXCEPT any Existing Subject Wells and any Subject Interests to the extent allocated to, or pooled, unitized or communitized with, the wellbore of any Existing Subject Well;

provided, however:

(i) in the event that any Existing Subject Well is Recompleted after the Effective Date as a well producing or capable of producing Subject Hydrocarbons from the San Andres Formation, then effective as of the date of first production thereof after such Recompletion the Specified Percentage as to the portion of the Subject Interests that are included within the San Andres Formation and that are allocated to, or pooled, unitized or communitized with, the wellbore of such Recompleted Existing Subject Well shall be decreased from fifteen percent (15%) to five percent (5%);

(ii) with respect to any as to any interests in the Subject Interests to the extent constituting depths and formations that are included within the San Andres Formation (excluding any Subject Interests to the extent allocated to, or pooled, unitized or communitized with, the wellbore of any Subject Well existing at the applicable date of re-assignment, re-conveyance or transfer) that are re-assigned, re-conveyed or transferred to Grantor pursuant to the terms of Section 4.4(a) of the Farmout Agreement, then effective as of the date such Subject Interests are required to be re-assigned, re-conveyed or transferred to Grantor thereunder, the Specified Percentage with respect to such Subject Interests shall be increased from five percent (5%) to ten percent (10%); and

(iii) in the event of a Funding Deficiency, the Specified Percentage shall be increased as provided in Section 1.1(c) of the Override Agreement.

“Subject Hydrocarbons” means all Hydrocarbons in and under and that may be produced, saved, and sold from and attributable to the Subject Interests, provided that (a) there shall not be included in the Subject Hydrocarbons (i) any Hydrocarbons attributable to non-consent operations conducted with respect to the Subject Interests (or any portions thereof) as to which Grantor shall be a non-consenting party that are dedicated to the recoupment or reimbursement of costs and expenses of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract for development, or other instrument providing for such non-consent operations (including any interest, penalty, or other amounts related thereto), or (ii) any Hydrocarbons unavoidably lost in production or used by Grantor for production operations (including, without limitation, fuel or secondary or tertiary recovery) conducted solely for the purpose of producing Subject Hydrocarbons, and (b) there shall be included in the Subject Hydrocarbons any Hydrocarbons attributable to non-consent operations conducted with respect to the Subject Interests (or any portions thereof) as to which Grantor shall be a non-consenting party that are produced, saved, and sold from and attributable to the Subject Interests from and after the recoupment or reimbursement of costs and expenses (including any interest, penalty, or other amounts related thereto) of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract agreement, contract development, or other instruments providing for such non-consent operations.

“Subject Interests” means (a) each kind and character of right, title, claim, or interest (collectively the “rights”), that Grantor has or owns in the Leases held by Grantor as of the date hereof, including the Leases described on Exhibit A, attached hereto, (b) any leasehold interests of Grantor in any other leases of Hydrocarbons derived from the pooling or unitization of the foregoing Leases (or portions thereof) with other leases of Hydrocarbons, (c) any rights of Grantor in respect of any of the lands covered by the Subject Interests whether arising under any unitization or pooling order, an operating agreement, a division order, or a transfer order, or under or by virtue of any other type of claim or title, legal or equitable, recorded or unrecorded, (d) any Secondary Arrangements or interests therein, and (e) in each of the foregoing cases, all as such rights shall be (i) enlarged or diminished by virtue of the pooling and unitization provisions of this Conveyance or any terms and provisions of the Override Agreement, and (ii) enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of such rights are subject (provided that such removal is pursuant to the express terms of the instrument that created such charge or encumbrance).

“Subject Wells” means the Hydrocarbon wells that are now or hereafter located on the Subject Interests, including the wells listed on Exhibit B.

TO HAVE AND TO HOLD all and singular the ORR Interest unto Grantee and its successors and assigns forever, and Grantor does hereby bind Grantor and Grantor’s successors and assigns to warrant and forever defend, all and singular, the ORR Interest unto Grantee and its successors and assigns against all Persons whomsoever claiming or to claim the same, or any part thereof, when such claims are made by, through or under Grantor, but not otherwise.

Subject to the terms of the Override Agreement, any payments in respect of the ORR Interest shall be free and clear of (i) all drilling, completing, developing, and operating costs and expenses, and (ii) all post-production costs, including the costs of compression, processing, gathering, and treating to make the production marketable and the costs of marketing and transportation (collectively, “Post-Production Costs”) incurred or charged by Grantor or any of its Affiliates with respect to Subject Hydrocarbons prior to the Point of Sale of such Subject Hydrocarbons. For purposes of this Conveyance the “Point of Sale” shall be the place where title and risk of loss to the Subject Hydrocarbons fully transfers (with Grantor and its Affiliates having no further rights or interest in or to the Subject Hydrocarbons, contingent or otherwise) to a Third Party purchaser of the Subject Hydrocarbons (such Third Party, the “Purchaser”). The ORR Interest shall be paid upon the gross proceeds actually received by Grantor from the Purchaser for the sale of the applicable Subject Hydrocarbons as of the Point of Sale (net of any treating, gathering, transporting and other costs incurred and paid by Purchaser from and after the Point of Sale to third parties un-Affiliated with Purchaser or Grantor), and shall bear its proportionate share of all severance, excise, production, and similar taxes.

Grantor shall have the right to pool or unitize all or any of the Subject Interests as to any one or more of the formations or horizons thereunder, when, in the reasonable judgment of Grantor, it is necessary or advisable to do so in order to form a drilling or proration unit to facilitate the orderly development of the relevant Subject Interests or to comply with any Governmental Requirement relating to the spacing of wells or proration of the production therefrom. Any exercise of such pooling right shall be in good faith, and the portion of the ORR Interest derived from a Subject Interest shall not be pooled in a manner that differs from the manner in which the remainder of the Subject Interest or the royalty interests of the lessors of the applicable Leases are pooled; provided that in the event of pooling or unitization, this overriding royalty burdens only the portion of production allocable to the Subject Interests and the depths actually burdened, and is subject to proportionate reduction based on Grantor’s actual working interest attributable to the Subject Interests included in such pooled/unitized area.

This Conveyance is made subject to the Override Agreement. In the event of a conflict between the Override Agreement and this Conveyance, the terms and provisions of the Override Agreement shall control to the extent and only to the extent of the conflict. The terms, provisions, and obligations set forth in the Override Agreement shall survive the execution of this Conveyance and shall not merge with or into this Conveyance.

The ORR Interest does not include any right, title, or interest in and to any personal property, fixtures, or equipment and is exclusively an overriding royalty interest in and to the Subject Interests, the Subject Hydrocarbons, and the Subject Wells.

In addition to filing the Conveyance, Grantor and Grantee shall execute and file with appropriate authorities, whether federal, state, or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated by the Conveyance and this Agreement. Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles, and privileges set forth in the Conveyance and this Agreement as fully as though the same were set forth in each such instrument. The interests conveyed by such separate assignments are the same and not in addition to the interests conveyed in the Conveyance.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Conveyance is dated as of the parties’ respective acknowledgments below, but shall be effective for all purposes as of the Effective Time.

GRANTOR:

LH OPERATING, LLC

By:	/s/ Mitchell B. Trotter
Mitchell B. Trotter, CFO

STATE OF TEXAS	§
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COUNTY OF DALLAS	§

The foregoing instrument was acknowledged before me on this _____ day of __________, 2025, by Mitchell B. Trotter as CFO of LH Operating, LLC, on behalf of said limited liability company.

Notary Public in and for the State of Texas

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GRANTEE:

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STATE OF FLORIDA	§
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COUNTY OF MIAMI-DADE	§

The foregoing instrument was acknowledged before me on this 9th day of September, 2025, by [***] as [***] of [***], on behalf of said limited liability company.

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Notary Public in and for the State of Florida

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